News Release

FOR IMMEDIATE RELEASE

For more information, contact:

Company:	Agency:
Deb Thornton	Diane Miller
Daegis	Robinson Marketing
(916) 218-4779	(253) 839-9027
dthornton@daegis.com	diane@robinsonmarketingcorp.com

UNIFY CORPORATION CHANGES NAME TO DAEGIS,
AFFIRMING TRANSFORMATION TO EDISCOVERY COMPANY

NASDAQ ticker symbol to change to DAEG

ROSEVILLE, Calif., July 6, 2011– Unify Corp. (NASDAQ: UNFY) today announced that it will change its name to Daegis Inc., effective at 4:59 p.m. ET today. Commencing with the market open on Thursday, July 7, 2011, the newly renamed Daegis will trade on the NASDAQ under the symbol DAEG.

“Today’s name change signifies the broader changes taking place at the company following our June 2010 merger with Daegis,” said Chief Executive Officer Todd Wille. “The eDiscovery business is now the largest and fastest growing part of our company, and changing our name to Daegis reflects our excitement about our future growth and leadership within the eDiscovery space.”

The Company’s application development, database and migration business will retain the brand name Unify and continue with no change to day-to-day operations, sales or customer support.

About Daegis Inc.

Daegis is a global provider of eDiscovery and information management solutions. Its eDiscovery solutions enable general counsel and law firm clients to reduce litigation costs, increase defensibility, and furnish a blueprint for repeatable success across the litigation lifecycle. Its information management solutions helps customers archive enterprise information, and build, manage and modernize applications. Daegis is headquartered in Roseville, Calif., and its eDiscovery business in San Francisco, Calif. The Company has offices throughout the United States and in Europe, Latin America and Asia Pacific. For more information visit daegis.com and unify.com. Follow us via our blog and Twitter at @daegis.

Unify to change name to Daegis – Page 2

Cautionary Statement Regarding Forward-Looking Statements

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, including the integration of the Daegis business, the possibility that expected synergies may not be achieved, the leverage created by the term and revolving debt incurred as part of the Daegis merger, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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